Exhibit n.8

Consent of Independent Auditor

Solar Senior Capital Ltd.

New York, New York

We hereby consent to the use of the ParenteBeard LLC (“ParenteBeard”) report dated February 14, 2014 on the consolidated financial statements of Gemino Senior Secured Healthcare LLC and Subsidiaries in this Registration Statement on Form N-2 (No. 333-194774) of Solar Senior Capital Ltd. ParenteBeard merged into Baker Tilly Virchow Krause, LLP (“Baker Tilly”) on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

/s/ Baker Tilly Virchow Krause, LLP

Philadelphia, Pennsylvania

April 1, 2015